B.H. (Barney) Adams
Chairman of the Board

Adams Golf, Inc.
300 Delaware Avenue, Suite 572
Wilmington, Delaware 19801

April 18, 2007

Dear Adams Golf Stockholder:

I am pleased to invite you to Adams Golf’s Annual Meeting of Stockholders.  The meeting will be held at 9:00 a.m. central daylight time on Tuesday, May 15, 2007 at Adams Golf, Ltd.’s offices, 2801 E. Plano Parkway, Plano, Texas.

At the meeting, you and the other stockholders will be asked to (1) re-elect three directors to the Adams Golf Board and (2) ratify the appointment of KBA Group LLP as our independent auditors for the current fiscal year.  You will also have the opportunity to ask questions about our business.  You will find other detailed information about Adams Golf and its operations, including its audited consolidated financial statements, in the enclosed Annual Report.

We hope you can join us on May 15th.  Whether or not you can attend, please read the enclosed Proxy Statement.  When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope.  Your vote is important, so please return your proxy promptly.

Yours truly,
B.H. (Barney) Adams

Adams Golf, Inc.
300 Delaware Avenue, Suite 572
Wilmington, Delaware 19801

April 18, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007

Adams Golf will hold its Annual Meeting of Stockholders at the principal executive offices of Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas, 75074 on Tuesday, May 15, 2007 at 9:00 a.m. central daylight time.

We are holding this meeting:

•	to re-elect three Class III directors to serve until the 2010 Annual Meeting of Stockholders; and

•	to ratify the appointment of KBA Group LLP as our independent auditors for the year ending December 31, 2007.

Your Board of Directors has selected March 23, 2007 as the record date for determining stockholders entitled to vote at the meeting.  A list of stockholders on that date will be available for inspection at Adams Golf, Ltd., 2801 East Plano Parkway, Plano, Texas for at least ten days before the meeting.

This Notice of Annual Meeting, Proxy Statement, Proxy and Adams Golf’s 2006 Annual Report to Stockholders are being distributed on or about April 18, 2007.

By Order of the Board of Directors,
Eric T. Logan
Secretary

ADAMS GOLF, INC.

Proxy Statement
for the
Annual Meeting of Stockholders
to be held
May 15, 2007

This Proxy Statement and Form of Proxy are being distributed on or about April 18, 2007

TABLE OF CONTENTS

Proxy Statement	1

Proposal No. 1 - Election of Directors	6

Corporate Governance	8

Certain Relationships and Related Party Transactions	9

Board Structure and Committee Membership	9

Director Nomination Process	14

Compensation Discussion and Analysis	17

Compensation Committee Report	27

Executive Compensation	28

Director Compensation	33

Common Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers	36

Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm	38

Audit Committee Report	38

Additional Information	40

Please see the back cover of this Proxy Statement for directions to the Annual Meeting.

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board”) of Adams Golf, Inc. is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of Adams Golf common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote and provides information on those matters so you can make an informed decision.

This proxy statement includes information relating to the proposals to be voted on at the meeting, the voting process, compensation of our directors and most highly paid officers, and other required information.

In this proxy statement, unless otherwise indicated, the words “the Company,” “Adams Golf,” “we,” “our” and “us” refer to Adams Golf, Inc.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors, to ratify the Audit Committee’s selection of the independent registered public accounting firm, and to transact such other business as may properly come before the Annual Meeting.

Annual Meeting Admission

You are invited to attend the meeting in person. The meeting will be held at 9:00 a.m. central daylight time on Tuesday, May 15, 2007 at our offices at 2801 E. Plano Parkway, Plano, Texas.

Quorum

A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum. Broker non-votes occur when you fail to provide voting instructions for shares you hold in “street name.” In that case, your broker may be authorized to vote your shares on routine items but is prohibited from voting your shares on other matters. The “non-votes” on those other matters are known as “broker non-votes.”

Stockholders Entitled to Vote

Each share of our common stock outstanding as of the close of business on March 23, 2007, the record date, is entitled to one vote per share at the Annual Meeting on each matter properly brought before the meeting. As of that date, there were 24,007,356 shares of common stock issued and outstanding. This number does not include treasury shares, which are not entitled to be voted at the meeting.

Adams Golf stockholders hold their shares both through a stockbroker, bank, trustee, or other nominee and directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•
Stockholder of Record - If your shares are registered directly in your name with Adams Golf’s transfer agent, The Bank of New York, you are the record stockholder of those shares and these proxy materials are being sent directly to you by Adams Golf. As the stockholder of record, you have the right to grant your voting proxy directly to Adams Golf or to vote in person at the meeting.

•
Beneficial Owner - If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the record stockholder of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you many not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for your use.

Proposals You are Asked to Vote on and the Board’s Voting Recommendations

The following proposals are scheduled to be voted on at the meeting. Our Board recommends that you vote your shares as indicated below:

Proposal	The Board’s Voting Recommendation

1. The Election of Three Director Nominees	“FOR” Each nominee to the Board

2. Ratification of Independent Registered Public Accounting Firm	“FOR” Ratification of the Independent Registered Public Accounting Firm

Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the proxy holders will vote your proxy for another candidate or candidates as they may be nominated by the Board.

Required Vote

The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

The approval of each other proposal requires the affirmative “FOR” vote of a majority of those shares present and in person or represented by proxy at the meeting and entitled to vote on the matter. If you are a beneficial owner and you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section on page 1 entitled Quorum. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will have no effect on the outcome of any vote.

Voting Methods

 If you are a “stockholder of record,” you may vote your shares in person at the Meeting or by submitting your proxy. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

 If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card or over the telephone. Please refer to the specific instructions set forth on the enclosed proxy card.

 If you hold your shares in “street name,” your broker/banker/trustee/nominee will provide you with materials and instructions for voting your shares.

Revoking Your Proxy

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card; or

•	by attending the Meeting and voting your shares in person.

Counting the Vote

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. With respect to each proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you sign your proxy card or broker voting instructions card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Results of the Vote

We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

Delivery of Proxy Materials

Security and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting Ms. Patty Walsh, Director, Investor Relations at (972) 673-9000 or by mail at 2801 E. Plano Parkway, Plano, Texas 75074.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting for any purpose germane to the meeting. The list will be available between the hours of 9:00 am and 4:30 p.m. at our principal executive offices at 2801 East Plano Parkway, Plano, Texas, by contacting Ms. Patty Walsh, Director, Investor Relations.

Cost of Proxy Solicitation

Adams Golf will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees who do not receive any additional compensation for these solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent

Our Transfer Agent is The Bank of New York. All communications concerning record stockholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting our Transfer Agent at 800-524-4458 or on the internet at www.stockbny.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class of directors is elected at each Annual Meeting of Stockholders for a three-year term of office.

The directors elected at this meeting will serve until the Annual Meeting of Stockholders held in 2010. Directors not up for election this year will continue in office for the remainder of their terms.

The Board of Directors has nominated three directors to serve for a three-year term expiring in 2010.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

The Board of Directors unanimously recommends a vote FOR the election of these director nominees.

Directors Up for Election in 2007 for Terms Expiring in 2010

Name and Principal Occupation	Age	Director Class (Terms)	Director Since	Other Directorships

B.H. (Barney) Adams Chairman of the Board of the Company	68	Class III (Exp. 2010)	1987	n/a

Paul F. Brown Jr. Vice President, Finance and Chief Financial Officer of Royal Holding Company, Inc.	60	Class III (Exp. 2010)	1995	n/a

Mark R. Mulvoy Retired Editor of Sports Illustrated	65	Class III (Exp. 2010)	1998	n/a

B.H. (Barney) Adams - Age 68, a director since 1987. Mr Adams founded Adams Golf in 1987 and has served as our Chairman of the Board since that time. Mr. Adams served as our Chief Executive Officer from 1987 until January 2002, and as our President from 1987 until August 2000. Mr. Adams is the inventor of the Tight Lies® Fairway Wood.

Paul F. Brown Jr. - Age 60, a director since August 1995. Since 1990, Mr. Brown has been the Vice President, Finance and Chief Financial Officer of Royal Holding Company, Inc., a privately owned investment company whose primary business is in the exploration, development and production of crude oil and natural gas.

Mark R. Mulvoy - Age 65, a director since April 1998. Mr. Mulvoy is a retired executive of Sports Illustrated magazine where he was employed from 1965 to 1996. He was Managing Editor of Sports Illustrated from 1984 through 1996 and Publisher from 1990 to 1992.

Directors Continuing in Office

Name and Principal Occupation	Age	Director Class (Term)	Director Since	Other Directorships

Oliver G. (Chip) Brewer III President and Chief Executive Officer of the Company	43	Class II (Exp. 2009)	2000	n/a

Russell L. Fleischer Executive in Residence Golden Gate Capital	39	Class II (Exp. 2009)	2005	n/a

Stephen R. Patchin President and Chief Executive Officer of Royal Oil and Gas Corp.	48	Class I (Exp. 2008)	1993	n/a

Robert D. Rogers Retired President, Chief Executive Officer and Chairman of the Board of Texas Industries, Inc.	70	Class I (Exp. 2008)	2004	Texas Industries, Inc. Con-Way, Inc.

Oliver G. (Chip) Brewer III - Age 43, a director since October 2000. Mr. Brewer has served as the President and Chief Executive Officer of Adams Golf since January 2002. He was our President and Chief Operating Officer from August 2000 to January 2002 and our Senior Vice President of Sales and Marketing from September 1998 to August 2000.

Russell L. Fleischer - Age 39, a director since February 2005. Mr. Fleischer has been an Executive in Residence for Golden Gate Capital since September 2006. From December 2002 until September 2006, Mr. Fleischer was the Chief Executive Officer and a director of TriSyn Group, a privately held software company. He was Vice President and Chief Financial Officer of Adams Golf from November 2000 to December 2002.

Stephen R. Patchin - Age 48, a director since October 1993. Mr. Patchin has served as President and Chief Executive Officer of Royal Oil and Gas Corp., an oil and gas exploration and production company and wholly owned subsidiary of Royal Holding Company, Inc., since June 1985 and as President and Chief Executive Officer of Royal Holding Company, Inc. since February 1990.

Robert D. Rogers - Age 70, a director since February 2004. Mr. Rogers has been a director of Texas Industries, Inc. since 1970, and was elected as Chairman of the Board in October 2004. He retired from the position of President and CEO of Texas Industries in May 2004, a position he had held since 1970. Mr. Rogers is also a director for Con-Way, Inc. (NYSE: CNW) and serves on that company’s finance committee. He is also a member of the Executive Board for Southern Methodist University Cox School of Business.

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and production facility, and by participating in meetings of the Board and its Committees. The Board of Directors is committed to good business practices, transparency of financial reporting and sound corporate governance.

Executive Sessions of Independent Directors

Independent directors occasionally meet in executive sessions without management and may or may not select a director to facilitate the meeting. In 2006, our independent directors held one such meeting.

Communication with Directors

Stockholders may communicate with the Independent Directors or Chairs of our Audit and Compensation Committees on board-related issues by writing to the Committee Chairs or to the outside directors as a group c/o Ms. Patty Walsh, Director, Investor Relations at Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074. The envelope should clearly indicate the person or persons to whom the communication should be forwarded.

Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. The Board of Directors has directed that certain items that are unrelated to the duties and responsi-bilities of the Board do not need to be forwarded to our Directors, such as:

•	spam
•	junk mail and mass mailings
•	product inquiries and suggestions
•	resumes and other forms of job inquiries
•	surveys
•	business solicitation or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be available to any outside director upon request.

Code of Conduct

Adams Golf has adopted a code of conduct that applies to all of our directors, officers and employees. To obtain a copy of our Code of Conduct, please contact Ms. Patty Walsh, Director, Investor Relations, c/o Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074.

Related Third Party Transactions

We do not have a specific set of policies and procedures related to third party transactions. Our published Code of Conduct, which is mentioned on page 8 and is found in our Employee Information Guide, governs our decision-making around third party transactions. In general, related third party transactions are infrequent in nature and are always disclosed to the Board. If a related third party transaction affects a specific Board member, that Board member will be recused from the voting with respect to the approval of the third party transaction. In fiscal 2006, there were no third party transactions that were reviewed for approval.

Our Chairman, Barney Adams owns 60% of Plano Paper and Supply; Mr. Adams’ daughter, Ms. Cindy Herington and son-in-law, Mr. Tom Herington each own 20% of Plano Paper and Supply. In June 2005, Adams Golf, in an open bid process, selected Plano Paper and Supply as a supplier of shipping boxes for our products. In 2006, we made total purchases of $232,124 from Plano Paper and Supply.

Relationships

Two adult children of our Chairman, Barney Adams are employees of Adams Golf. Mr. Edwin Adams serves as our General Counsel. In 2006, Edwin Adams received an annual base salary of $131,950 and a performance bonus of $32,744. Ms. Cindy Adams-Herington holds the position of Vice President, Advertising and Marketing and received an annual base salary in 2006 of $159,135 and a performance bonus of $78,409. Neither Edwin Adams nor Cindy Herington has employment contracts or change of control arrangements with us.

Director Attendance at Annual Meeting of Stockholders

The Company’s policy is that our Directors are expected to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending. All of our then serving Directors attended last year’s Annual Meeting of Stockholders.

BOARD STRUCTURE AND COMMITTEE MEMBERSHIP

The Board is divided into three classes serving staggered three-year terms. The Board has seven Directors and two committees: the Audit Committee and the Compensation Committee. The membership during fiscal 2006 and the function of each Committee are described below.

During fiscal 2006, the Board of Directors held four meetings. The Audit Committee held four meetings and the Compensation Committee held two meetings during fiscal 2006. All of our Directors attended at least 75% of the meetings of the Board and all committees on which he served.

The following chart shows the composition of the committees of the Board of Directors and the number of meetings held by each committee during fiscal year 2006.

Director	Audit Committee	Compensation Committee	Independent Director (1)

B.H. (Barney) Adams
Paul F. Brown Jr.
Russell L. Fleischer	X		X
Mark R. Mulvoy		X	X
Stephen R. Patchin		X
Robert D. Rogers	X		X
Oliver G. (Chip) Brewer III

Fiscal 2006 Meetings	4	2

(1)  Individuals who are independent directors in accordance with Nasdaq’s independence standards set forth in Rule 4200(a)(15).

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the Company’s internal auditing department. In addition, the Audit Committee:

•	Reviews the annual audited and quarterly consolidated financial statements;

•
Reviews the Company’s financial reporting process and disclosure and internal controls and procedures, including major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;

•	Appoints, oversees and approves compensation of the independent auditor;

•	Reviews with the independent auditor the scope of the annual audit, including fees and staffing, and approves all audit and permitted non-audit services provided by the auditor;

•	Reviews findings and recommendations of the independent auditor and management’s response to the recommendations of the independent auditor; and

•	Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures.

The Board of Directors has determined that our Audit Committee members are independent and both members qualify under the Nasdaq listing standards as “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission. The charter of the Audit Committee is available at www.adamsgolf.com under Corporate - Corporate Governance.

Compensation Committee

The primary functions of the Compensation Committee are to review and refine our executive compensation philosophy and guiding principles to reflect Adams Golf’s mission, values and long-term strategic objectives and to adopt and administer executive compensation programs in a manner that furthers the interests of our stockholders.

None of the members of the Compensation Committee (i) was an officer or employee of the Company during the fiscal year 2006, or (ii) had any relationship requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Steven R. Patchin and Mark R. Mulvoy are the members of the Compensation Committee. Mr. Patchin serves as the Compensation Committee Chairman. Mr. Mulvoy qualifies as an independent director under the Nasdaq listing standards. The Compensation Committee does not currently operate under a Compensation Committee charter.

Role of Committee

The fundamental responsibilities of our Compensation Committee are:

•	to adopt, review and refine the Company’s executive compensation philosophy and guiding principles that reflect Adams Golf’s mission, values and long-term strategic objectives;

•	to administer Adams Golf’s executive compensation program in a manner that furthers Adams Golf’s strategic goals and serves the interest of our stockholders;

•	to establish compensation-related performance objectives for executive officers that support our strategic plan;

•	to evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to make recommendations to the Board of Directors regarding incentive and equity-based compensation plans; and

•	to recommend to the Board the compensation arrangements with non-employee directors.

Committee Meetings

Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. We held two meetings during fiscal year 2006.

We receive and review materials in advance of each meeting. These materials are compiled by management and include information that management believes will be helpful to the Committee as well as materials that we have specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	information on the executive officers’ stock ownership and option holdings;

The Compensation Committee Process

A Continuing Process

Although many compensation decisions are made in the fourth quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives;

•	recommending salary levels and option awards; and

•	preparing meeting information for each Compensation Committee meeting.

The Chief Executive Officer also participates in the Committee meetings, at the Committee’s request, to provide:

•	background information regarding Adams Golf’s strategic objectives

•	his evaluation of the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers other than himself.

Committee Advisors

The Compensation Committee has the direct authority to hire and fire our advisors and compensation consultants, and to approve their compensation by Adams Golf, who is obligated to pay our advisors and consultants. These advisors report directly to the Compensation Committee. We have in the past used compensation consultants to help give direction to the Compensation Committee regarding executive pay. We do not currently have an engagement with a specific compensation consultant but may decide to use one again in the future. Additional information regarding our use of compensation consultants can be found on page 19.

Annual Evaluation

We meet as required to evaluate the performance of the Named Executive Officers (the “Officers”) -- our President and Chief Executive Officer and our Chief Financial Officer -- to determine their annual bonuses for the current year, to establish their annual performance objectives for the next year, and to consider and approve any grants to them of equity incentive compensation.

Performance Objectives

Our process begins with establishing corporate performance objectives for Adams Golf in the fourth quarter of each fiscal year for the next fiscal year. We engage in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. We review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Corporate performance objectives are typically established on the basis of targeted revenue growth and earnings before interest, depreciation and amortization (EBITDA) metrics for Adams Golf.

Benchmarking

We do not believe that it is appropriate to establish compensation levels based primarily on benchmarking. We do believe that information regarding pay practices at other companies is useful in the respect that we recognize that our compensation practices must be competitive in the marketplace.

Accordingly, we review compensation levels for our Officers against compensation levels at companies that have been identified by our compensation consultant, when we have engaged a consultant in the past.

Targeted Compensation Levels

Together with performance objectives, we establish targeted total compensation levels (i.e., maximum achievable compensation) for each of the Officers. We also consider historical compensation levels, competitive pay practices at comparable companies, and the relative compensation levels among the Company’s Officers. We may also consider industry conditions, corporate performance versus a peer group of companies, and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance Pay

As targeted total compensation levels are determined, we also determine the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes cash bonuses for achievement of specified performance objectives and option-based compensation, the value of which is dependent upon long-term appreciation in stock price.

DIRECTOR NOMINATION PROCESS

We do not currently have a standing nominating committee or a charter with respect to the nominating process. Our Board of Directors believes that it is not necessary to have such a committee because the Board’s size and composition allow it to adequately identify and evaluate qualified candidates for directors. However, our Board of Directors may consider appointing such a committee at some time in the future. Currently, all of our directors participate in the consideration of director nominees including four directors who are not independent in accordance with the Nasdaq independence standards set forth in Rule 4200(a)(15). Subject to the rights of the holders of preferred stock or any other class of our capital stock (other than common stock), or any series of the foregoing that has been outstanding, nominations for the election of directors may be made by our Board of Directors, any committee appointed by our Board, or by any stockholder entitled to vote for the election of directors. If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors, and all directors would participate in the selection of a person to fill each such vacancy.

Our Board of Directors evaluates candidates based on financial literacy, knowledge of our industry or other background relevant to our needs, status as one of our stockholders, “independence” for purposes of compliance with the rules of the SEC and Nasdaq, moral character and willingness, ability and availability for service. Aside from the qualities stated above, our Board does not have a set of minimum qualifications that must be met by director nominees.

We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates. Because we do not have a standing nominating committee, this year’s nominees (all of whom are currently serving as directors) were selected for re-election by our entire Board.

Nominations by Stockholders at the Annual Meeting

      Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements. For a detailed description of our Annual Meeting advance notice requirements and our stockholder nomination procedures, please see page 40 of this document.

EXECUTIVE OFFICERS

Below are the names and ages of the executive officers of Adams Golf as of December 31, 2006 and a brief description of their prior experience and qualifications.

Name	Age	Position
Oliver G. (Chip) Brewer III	43	President and Chief Executive Officer
Eric T. Logan	41	Senior Vice President and Chief Financial Officer

 Oliver G. (Chip) Brewer III - Please see biography of Mr. Brewer on page 7.

Eric T. Logan - Age 41. Mr. Logan has served as Senior Vice President and Chief Financial Officer of Adams Golf since October 2003. He also serves as Secretary and Treasurer of the Company. Mr. Logan was Chief Financial Officer of Daisytek International from May 2003 to October 2003 and U.S. Chief Financial Officer of Daisytek International from September 2002 to May 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	the members and role of our Compensation Committee;

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2006 and the first quarter of fiscal 2007.

In this Compensation Discussion and Analysis section, the terms “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee of Adams Golf’s Board of Directors.

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are intended to align the interests of management with those of our stockholders. The following principles influence and guide our compensation decisions.

We Focus on Results and Strategic Objectives

Our compensation analysis begins with an examination of Adams Golf’s business plan and strategic objectives. In analyzing Adams Golf’s business plan and strategic objectives, the Compensation Committee may consider any of the following:

•	Adams Golf products to be launched in the fiscal year;

•	the competitive environment;

•	targeted revenue growth rates;

•	targeted profitability rates;

•	investments in the current fiscal year, including, but not limited to, personnel, marketing, tour pro investment and capital expenditures;

•	customer concentration and channel mix changes; and

•	market share data by product category.

Our compensation discussions for Officers are made following a detailed discussion of the aforementioned business plan and strategic objectives. We intend that our compensation decisions will reward key management and employees for their participation in advancing Adams Golf’s strategic initiatives and financial performance measures. The most significant financial performance measures considered in setting compensation are:

•	revenue growth versus business plan for the current fiscal year;

•	profitability versus business plan for the current fiscal year; and

•	prudent investments to build the Adams Golf brand and to focus on long-term growth and the health of the company.

At Adams Golf, our most significant profitability measure is EBITDA (earnings before interest, taxes, depreciation and amortization).

Compensation Decisions Should Promote the Interests of Stockholders

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. Linking pay to performance, in our opinion, aligns the objectives of our senior executives with the interests of our stockholders. This philosophy has guided many of our compensation related decisions, such as:

•
A substantial portion of senior executive compensation is contingent on, and variable with, achievement of objective corporate and/or individual performance goals. A substantial majority of the variable or bonus-related component of compensation is determined by corporate revenue growth and profitability metrics. We believe that linking the payment of bonuses to our senior executives to the achievement of our most significant financial performance measures as noted above aligns the objectives of our executive officers with the interests of our stockholders.

•	We believe that equity ownership by our senior executives aligns their long-term incentives with those of Adams Golf’s stockholders.

Compensation Should be Reasonable and Responsible

It is essential that Adams Golf’s overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. We believe that our compensation policies are responsible if our executive compensation programs are consistent with Adams Golf’s constant focus on controlling costs while remaining competitive to allow Adams Golf to attract highly qualified candidates for management positions.

Compensation Disclosures Should be Clear and Complete

We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English to stockholders. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy and objectives, our compensation-setting process and how much our executives are paid.

The Use of Compensation Consultants

We have in the past engaged compensation consultants to help provide guidance on median pay and equity ownership levels for executives in similarly-sized companies in comparable industries. Most recently, we engaged Mercer Human Resource Consulting to consult with us regarding the compensation package of our President and CEO, Chip Brewer for his 2005 employment agreement.

Mercer created a peer list of similarly-sized companies in comparable industries in order to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours. Since there are a paucity of publicly traded, similarly-sized golf equipment and golf component businesses, Mercer included in its peer group analysis similarly-sized companies in the sporting goods and apparel categories. The following are several of the companies used in the peer group for Adams Golf: Ashworth, Cutter & Buck, Radica Games, Cybex International, Fountain Powerboat Industries, Gametech International, Vermont Teddy Bear and Aldila. The Compensation Committee reviewed a summary of the compensation data prepared by Mercer to ensure that our Officers’ compensation programs were competitive.

We do not currently have Mercer or any other compensation consultant under engagement. In our opinion, our relatively small size and the fact that the compensation package of our CEO is determined by his employment agreement restricts our need for a continuing engagement with a consultant. The Compensation Committee may engage a compensation consultant in the future if the needs of the business so dictate.

Elements of Executive Compensation

Base Salary

Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at comparable companies, and internal pay equity and the tax deductibility of base salary.

For our Officers, we establish base salaries at a level so that a significant portion of the total compensation that such Officers can earn is performance-based pay. Base salary is targeted at median levels for similarly-sized companies in comparable industries, as defined by our compensation consultant.

Annual Management Incentive Compensation Plan

Our Annual Management Incentive Compensation Plan (the “Plan”) was established in 1998. The Plan provides Officers and key employees an opportunity to earn a semi-annual cash bonus for achieving specified performance-based goals established for each half of the fiscal year. Performance goals are tied to measures of financial performance rather than appreciation in stock price. Performance goals are generally based on financial results as defined by our business plan and bonus evaluations are made in July and January. The Officers and other key employees are evaluated and paid primarily on:

•	revenue growth versus plan for the current fiscal year;

•	profitability versus plan for the current fiscal year; and

•	prudent investments to build the Adams Golf brand and to focus on long-term growth and the health of the company.

At Adams Golf our most significant profitability measure is EBITDA (earnings before interest, taxes, depreciation and amortization).

The Compensation Committee has been pleased with the Plan and with the balance inherent in the measures upon which the Officers and other key employees are paid under the Plan. We are committed to growing revenue and maintaining profitability in the short term, and making prudent long-term, brand-building investments such as our commitments on the professional golf tours and our commitment to growing our research and development capabilities.

The Compensation Committee sets targeted incentive payout percentages as a percentage of base salary for each Officer. These targets are based on competitive practices for each comparable position based on survey results from our compensation consultant. The majority of the weighting of whether the Officer achieves his or her semi-annual bonus is determined by the financial performance metrics mentioned previously in this section. In addition, each Officer has individual semi-annual goals that must be achieved, in full or in part, in order to attain the targeted payout of the semi-annual bonus. Performance above or below the targeted payout can be achieved based on numerous factors including our performance versus semi-annual financial metrics and the Officer’s individual performance versus his or her specific semi-annual performance goals.

Equity-Based Compensation

We believe that equity compensation is the most effective and most widely-accepted means of creating a long-term link between the compensation provided to Officers and other key management personnel with gains realized by the stockholders. The Compensation Committee’s objective is to provide Officers with long-term incentive opportunities that are consistent with those of comparable companies identified by our compensation consultant.

The 2002 Equity Incentive Plan governs the granting of all equity-denominated securities to Adams Golf employees and was approved by the Company’s stockholders in May 2002. The 2002 Equity Incentive Plan allows us to grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalents or Other Stock-Based Awards (all terms defined in the 2002 Equity Incentive Plan). To date, we have only awarded stock options under the 2002 Equity Incentive Plan. The Compensation Committee regularly discusses and evaluates the use of alternative types of awards under the 2002 Equity Incentive Plan and may use such alternative awards in the future. Currently, stock option grants most effectively carry out the Compensation Committee’s objectives in providing equity-based compensation.

All stock option awards incorporate the following features:

•	The term of the grant does not exceed 10 years;

•	The grant prices of future option grants will not be less than the market price on the date of grant;

•	Grants do not include “reload” provisions; and

•	Options generally vest 25% per year over four years beginning with the first anniversary of the date of grant. In some instances we have used six-month and one-year option vesting periods.

We will continue to use stock options as a long-term incentive vehicle because:

•
Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	All of the value received by the recipient from a stock option is based on the growth of the stock price above the exercise price.

•
Stock options help to provide a balance to the overall compensation program; our annual bonus incentive program focuses on the achievement of annual performance targets; the four-year vesting period for stock option awards creates incentives for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.

In determining the number of options to be granted to Officers and other key employees, we take into account the individual’s position, scope of responsibility, ability to affect revenue growth, profitability and stockholder value, as well as the individual’s historic and recent performance and the value of stock options in relation to other elements of total compensation.

Option grants for our President and CEO, Chip Brewer, have been made concurrent with his employment agreements of 2002 and 2005. The grants were approved by the Compensation Committee and the entire Board. There have been two option grants for our CFO, Eric Logan—one made concurrent with the beginning of his employment in October 2003, and the other made in a key employee grant in November 2004. The grants were approved by the Compensation Committee and the entire Board. The date of Board approval is generally the date at which the option agreement becomes effective.

In the past, we have granted stock options with an exercise price less than the market price of the stock at the date of grant. The grants were meant to incentivize key employees to help to turn around the Company. The grants were made at a time when there was minimal Black Scholes value in options granted with an exercise price equal to market price on the date of grant. We believe the grants have achieved their purpose, as we have been profitable for the previous four fiscal years and the executive team and key employees have remained intact.

The expenses from these options have been accounted for from the inception of the option grants. Given current IRS tax rulings in Section 409A, we do not expect to grant stock options in the future with exercise prices less than the market price of the stock at the date of grant. We may also grant other types of incentive awards under the 2002 Equity Incentive Plan in the future to the extent such awards are consistent with and further our compensation objectives.

The application of Section 409A of the Internal Revenue Service tax code resulted in many option holders designating option exercise dates in advance for some options that were granted with an exercise price less than the market price of the stock at the date of grant. For more information about the scheduled timing of these exercises for our employees, please consult our Annual Report for the year ended December 31, 2006, a copy of which is included with this proxy statement. In particular, please see Note 13 of the financial statements to the Annual Report regarding Stockholders’ Equity.

Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. We offer a variety of health and welfare and retirement savings programs to all eligible employees. The Officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. Our health and welfare programs include medical, wellness,  pharmacy, dental, vision, life insurance and accidental death and disability. All employees are eligible for our 401(k) program.

In addition, certain executive officers receive certain other additional perquisites that are described in this Proxy Statement under the heading Executive Compensation. These perquisites include:

•
Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to two times the Officer’s base salary. This benefit is available to all employees.

•
Supplemental Life Insurance: Supplemental life insurance benefits are provided to the Officers and to all other employees. The Officers and employees must pay for any supplemental insurance coverage they decide to buy.

•
Short-term and Long-term Disability: We pay 100% of the premium cost for these benefit programs for Officers and all other employees. The short-term disability program provides income replacement at 67% of base pay level for up to 13 weeks of recovery. Upon expiration of the 13 week short-term disability period, the long-term disability program provides income replacement at 60% of base pay level, up to a maximum of $6,000 per month, until age 65 or recovery per the terms and conditions of the program.

We requested that Adams Golf disclose all perquisites provided to the Officers shown in the Summary Compensation Table even if the perquisites fall below the disclosure thresholds required under Securities and Exchange Commission rules.

Our Compensation Decisions

This section describes the compensation decisions that we made with respect to the Officers for fiscal year 2006.

Executive Summary

In 2006 and the first quarter of 2007, we continued to apply the compensation principles previously described in determining the compensation of our Officers. These compensation decisions were made in the context of Adams Golf’s recent financial performance.

In summary, the compensation decisions made in 2006 and the first quarter of 2007 for the Officers were as follows:

•
For fiscal year 2007, the base salary levels for all Officers will remain the same as fiscal year 2006 levels. The base salary level for the President and CEO, Chip Brewer is governed by his employment agreement, which did not dictate an increase in base salary for 2007.

•	In 2006, the President and CEO, Chip Brewer and the CFO, Eric Logan were paid their targeted incentive bonuses, as Adams Golf achieved its 2006 Annual Plan revenue and EBITDA targets.

We believe that these decisions are consistent with our core compensation principles and objectives:

•	We believe in a “pay-for-performance” culture;

•	Compensation decisions should promote the interests of long-term stockholders; and

•	Compensation should be reasonable and responsible.

Base Salary Decisions

We adjust base salaries on a calendar year basis. There were no adjustments made to the base salaries of the Officers for calendar year 2007.

Name	Title	2007 Base Salary	2006 Base Salary

Oliver G. (Chip) Brewer III	President and CEO	$400,000	$400,000

Eric T. Logan	Senior Vice President and CFO	200,000	200,000

In setting these base salaries, we considered:

•	our compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the Officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation, stock options, and benefits and perquisites;

•	the mix of performance pay to total compensation; and

•	internal pay equity among Adams Golf’s senior executives.

The 2006 and 2007 base salary of the President and CEO, Chip Brewer is determined by his employment agreement. For a more detailed description of Mr. Brewer’s employment agreement please see Employment Contracts and Change in Control Arrangements on page 29.

Annual Management Incentive Compensation Plan Decisions

Our Annual Management Incentive Compensation Plan provides our Officers and key employees an opportunity to earn a semi-annual cash bonus for achieving specified performance-based goals established for the fiscal year. In recent years (including 2006 and 2007), the Compensation Committee has established performance objectives for the Officers based on targeted levels of revenue growth and EBITDA (earnings before interest, taxes, depreciation and amortization). We believe that focusing on revenue growth is important because there are distinct advantages to scale in the golf equipment business, such as the ability to advertise on network-televised golf events, to sponsor professional tour pros, and the ability to compete for strong R&D talent. We believe that focusing on EBITDA is important because it is the most widely-accepted metric for the cash flow generated by a business. The performance objectives allow the Officers to earn a cash bonus up to a specified percentage of their base salary if Adams Golf achieves at least a specified threshold of the above metrics.

The targeted bonus levels as a percentage of salary for 2006 and 2007 for the Officers are specified below:

		Bonus as Percentage (%) of Salary (1)
Name	Title	Threshold	Target	Stretch

Oliver G. (Chip) Brewer III	President and CEO	—	100%	—

Eric T. Logan	Senior Vice President and CFO	—	50%	—

(1) The Officers are eligible to receive a bonus equal to up to the specified percentage of their base salary if Adams Golf achieves the specified level of revenue growth and EBITDA as defined in the Company’s business plan.

Stock Option Grant Decisions

In 2006, we did not grant stock options or other forms of equity compensation to the Officers. The granting of stock options to our President and CEO, Chip Brewer, is governed by his employment agreement, which dictated that all his options under his 2005 employment agreement (which lasts through December 31, 2007) would be granted in 2005.

At present, the Officers hold the following unvested stock options that would become vested upon a change in control.

Name	No. of Shares Underlying Unvested Options (#)	Unrealized Value of Unvested Options ($)

Oliver G. (Chip) Brewer III	300,113	$414,156

Eric T. Logan	200,000	215,500

Note: The unrealized value of unvested options was calculated by multiplying the number of shares underlying the unvested options by the closing price of the stock as of the date of grant and then deducting the aggregate exercise price for the options.

Reasonableness of Compensation

After considering all components of the compensation paid to the Officers, the Compensation Committee has determined that the compensation is reasonable and is not excessive. In making this determination, we considered many factors, including the following:

•	Management has consistently led Adams Golf to increasing levels of profitability and revenue growth in recent years.

•	Management’s compensation as compared to the compensation of executives at peer list companies studied in the past.

•	The stockholder return performance of Adams Golf over the past five years has significantly outpaced the performance of companies in Adams Golf’s peer group.

•
The compensation program for Officers and other key employees has generally achieved the goals of retaining and attracting talented management members who can and have helped us return the company to profitability.

Compensation Policies

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company has always issued nonqualified stock options that result in a tax deduction to Adams Golf upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interest of Adams Golf.

Financial Restatement

It is the Board of Directors’ policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to Officers and certain other key management where the payment was predicated on the achievement of certain financial results that were subsequently the subject of restatement. Where applicable, the company will seek to recover any amount determined to have been inappropriately received by the individual involved. We have not had to pursue recovery from any individual as a result of a restatement.

Stock Ownership Guidelines

We have not adopted formal stock ownership guidelines for our Officers however, we do believe that Officers owning stock helps align their interest with those of long-term stockholders.

Timing of Stock Option Grants

Adams Golf has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:

•
The grant date of stock options is always the date of approval of the grants (or a specified later date if for any reason the grant is approved during a time when Adams Golf is in possession of material, non-public information).

•	The exercise price is the closing price of the underlying common stock on the grant date for those stock options that may be granted in the future.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:
Stephen R. Patchin
Mark R. Mulvoy

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Officers who served in such capacities during the fiscal year ended December 31, 2006.

The salary and stock option awards for our President and CEO are determined by his employment agreement with the Company. For a more detailed description of the Employment Agreement, please see Employment Contracts and Change in Control Arrangements beginning on page 29. Bonuses for our CEO and CFO are paid semi-annually under the terms of the Company’s Annual Management Incentive Compensation Plan. The following table presents the total amount of bonuses paid to the Company’s Officers for fiscal year 2006. For a more detailed description of the Company’s Annual Management Incentive Compensation Plan, please see Annual Management Incentive Compensation Plan on page 20.

Name and Principal Position	Salary	Bonus	Stock Option Awards	All Other Compensation		Total Fiscal Year 2006

Oliver G. (Chip) Brewer III President and Chief Executive Officer	$400,000	$325,000	—	$61,172	(1)	$786,172

Eric T. Logan Senior Vice President and Chief Financial Officer	200,000	100,000	—	15,994	(2)	315,994

(1)
Includes $24,686 of automobile expenses; $900 for Group Term Life insurance premiums; $9,683 for health and welfare benefits; $3,307 of non-reimbursed business expenses; $16,952 for country club memberships and $5,643 of 401k matching contributions.

(2)	Includes $420 for Group Term Life insurance premiums; $9,455 for health and welfare benefits; and $6,119 of 401k matching contributions.

Grants of Plan-Based Awards

There were no option grants given to the Officers during the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities	Exercise or Base Price of
Name	Grant Date	Threshold	Target	Maximum	Underlying Options	Option Awards

Oliver G. (Chip) Brewer III	—	—	—	—	—	—

Eric T. Logan	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Officers at December 31, 2006.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Oliver G. (Chip) Brewer III	1/16/2002	975,000	—	$0.01	1/16/2012
	2/14/2003	389,897	—	0.01	2/14/2013
	7/31/2003	479,110	—	0.01	7/31/2013
	1/15/2004	266,775	—	0.01	1/15/2014
	1/6/2005	272,861	600,226	0.01	1/6/2015

Eric T. Logan	10/24/2003	25,000	25,000	0.01	10/24/2013
	11/8/2004	62,500	125,000	0.01	11/8/2014
	1/1/2005	25,000	75,000	0.01	1/1/2015

(1) All information in this table relates to nonqualified stock options. The company has not granted any incentive stock options or stock appreciation rights (“SARs”).

Employment Contracts and Change in Control Arrangements

Oliver G. (Chip) Brewer III

On February 19, 2005, we entered into an employment contract with Chip Brewer, our President and Chief Executive Officer. The term of this employment agreement runs from January 1, 2005 through December 31, 2007, unless earlier terminated. Mr. Brewer will receive an annual base salary of at least $400,000 during the term of the agreement and is eligible for semi-annual performance bonuses each in an amount equal to up to one-half of Mr. Brewer's annual base salary then in effect.

The employment agreement also provides for retention awards of options to purchase our common stock, subject to proper authorization from our Board of Directors and compliance with all applicable laws and regulations. No later than the end of January of each calendar year during the term of the agreement, Mr. Brewer will be granted one percent of our company's fully diluted stock in stock options at an option strike price of $0.01 per share. The options vest one year after the date of the grant. If we sell or transfer a majority of our capital stock or substantially all of our company assets to an unaffiliated entity, all of Mr. Brewer's potential stock options under the employment agreement shall be granted and vested no later than the calendar day immediately preceding the sale or closing date of the transaction.

The agreement provides that Mr. Brewer is eligible for a one-time long term incentive payment at the conclusion of the agreement. The amount of the payment is contingent upon achievement of a minimum performance goal and may be increased if certain additional performance criteria are met or exceeded.

The agreement may be terminated without cause either by us (a "termination without cause") or by Mr. Brewer (a "termination without good reason") upon delivery of 60 days written notice, or by the mutual agreement of Mr. Brewer and us. We can terminate "for cause" if Mr. Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Brewer can terminate "for good reason" upon delivery of 30 days written notice if we (a) materially breach any material provision of the agreement without curing such breach within 30 days of written notice of the breach; (b) assign Mr. Brewer any duties inconsistent in any material respect with his position or diminish Mr. Brewer's status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within 30 days notice from Mr. Brewer; (c) fail to obtain a written agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; (d) reduce Mr. Brewer's total compensation, other than as the result of Mr. Brewer's failure to meet certain performance based goals established for purposes of determining incentive based compensation; or (e) relocate our principal offices to a location more than 75 miles from Plano, Texas. The agreement shall terminate by its terms upon Mr. Brewer's disability, if he is unable to perform his duties on a full time basis for a period of 60 days, or upon his death.

In the event that either we terminate the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to receive (a) his annual base salary for a period of one year after the later of the date of termination or the expiration of the notice period; (b) all retention based stock options that Mr. Brewer was potentially eligible to receive during the calendar year in which the termination occurred, pro rated, with such options being vested at the time of termination; (c) a payment equal to both semi-annual bonuses for which Mr. Brewer was potentially eligible in the calendar year of termination, paid as if we achieved our internal financial goals for that period; and (d) the long term incentive payment for which Mr. Brewer was potentially eligible, paid as if certain performance criteria for that period had been achieved.

Mr. Brewer may also terminate the agreement in the event of our failure to set certain internal financial goals. In the event that (i) we fail to set internal financial goals; (ii) Mr. Brewer becomes disabled or upon his death; (iii) the agreement is terminated by mutual agreement; (iv) we terminate Mr. Brewer's employment with cause; or (v) Mr. Brewer terminates his employment without good reason, Mr. Brewer will be entitled to receive his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred and benefits under any benefit and indemnification plans for Mr. Brewer or his dependants through the date of termination, and any continuing coverage as required by law.

If necessary, we will negotiate with Mr. Brewer an amendment to the employment agreement in order to avoid adverse tax consequences to Mr. Brewer under Section 409A of the Internal Revenue Code.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Chip Brewer, the Company’s President and Chief Executive Officer.

Executive Benefits and Payments Upon Separation	For Cause Termination on 12/31/06		Resignation Without Good Reason on 12/31/06		Without Cause Termination on 12/31/06		Involuntary For Good Reason Termination (Change-in- Control) on 12/31/06		Disability on 12/31/06		Death on 12/31/06
Compensation:
Base Salary	—	(1)	—	(1)	$400,000	(1)	$400,000	(1)	$400,000	(2)	$400,000	(1)
Expenses	—	(3)	—	(3)	—	(3)	—	(3)	—		—	(3)
Stock Options	—		—		414,156	(4)	414,156	(4)
Performance Bonus	—		—		400,000		400,000		400,000		—
Long Term Incentive Plan	—		—		1,000,000	(5)	1,000,000	(5)	—		—

Benefits & Perquisites:
Health and Welfare Plans	—	(6)	—	(6)	39,018	(7)	39,018	(7)	—		—
Life Insurance Benefits	—	(6)	—	(6)	900	(8)	900	(8)	—		—

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Brewer

(2)	Reflects the total amount to be paid to Mr. Brewer including any Social Security proceeds and disability payments.

(3)	An additional sum equal to accrued but unpaid business expenses would also be payable to Mr. Brewer.

(4)	Per Mr. Brewer’s employment agreement, these options would be pro-rated for the months in service for the calendar year. The amount reflected in the table above assumes a full year of service.

(5)
If EBITDA achieved by the Company accumulates to greater than a targeted level over the term of Mr. Brewer’s employment agreement, Mr. Brewer would receive an additional payment equal to $0.05 for each dollar over the EBITDA target.

(6)	An additional sum equal to accrued but unpaid health and welfare plan and life insurance plan benefits.

(7)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Brewer under the Company’s health and welfare and employee benefit plans.

(8)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Brewer.

Eric T. Logan

On March 29, 2006, we renewed our Change of Control Agreement with Mr. Eric Logan, Senior Vice President and Chief Financial Officer of Adams Golf. On March 29, 2006, we filed a Form 8-K with the Securities and Exchange Commission describing the terms of this agreement. The Change of Control Agreement runs for two years from the date of the Agreement and provides that Mr. Logan shall be entitled to certain compensation and benefits upon a qualifying event. Generally, qualifying events include termination of employment upon our sale, change of control (as defined), or upon certain restructuring events. The compensation and benefits include (i) payment of earned and unpaid compensation, (ii) payment of “base salary” for a period of nine months after the qualifying event, (iii) continued substantially equal medical benefits for six months after the qualifying event, and (iv) the immediate vesting of any stock options granted and 120 days after such vesting to exercise those options. Termination for “cause” is not a qualifying event, and for purposes of the Change of Control Agreement, “cause” is defined to mean (i) the admission or conviction of a felony, (ii) the commission of an act of dishonesty in the course of duties, (iii) repeated disregard of policy directives, (iv) failure to satisfactorily perform assigned duties, or (v) breach of fiduciary responsibilities or fiduciary duties as an employee.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Eric Logan, the Company’s Chief Financial Officer.

Executive Benefits and Payments Upon Separation	For Cause Termination on 12/31/06		Resignation Without Good Reason on 12/31/06		Without Cause Termination on 12/31/06		Involuntary For Good Reason Termination (Change-in- Control) on 12/31/06			Disability on 12/31/06	Death on 12/31/06
Compensation:
Base Salary	n/a	(1)	n/a	(1)	n/a	(1)	$	$ 150,000	(1)	n/a	n/a
Stock Options	n/a		n/a		n/a			249,250		n/a	n/a

Benefits & Perquisites:
Health and Welfare Plans (2)	n/a		n/a		n/a			10,919		n/a	n/a
Life Insurance Benefits (3)	n/a		n/a		n/a			210		n/a	n/a

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Logan.

(2)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Logan under the Company’s health and welfare benefit plans.

(3)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Logan.

Option Exercises and Stock Vested

During fiscal 2006, the Officers exercised stock options as shown in the table below.

	Option Awards
Name	Number of Shares Acquired or Exercised	Value Realized on Exercise

Oliver G. (Chip) Brewer III	699,712	$972,232

Eric T. Logan	112,500	154,463

Nonqualified Deferred Compensation

Neither of the Officers received any nonqualified deferred compensation.

DIRECTOR COMPENSATION

Compensation Arrangements for Fiscal 2006

The following table describes the compensation arrangements with our non-employee directors for the 2006 fiscal year.

2006
Annual Cash Retainer (1)	$20,000
Attendance Fee per Meeting (2)	1,000
Committee Stipends (3):
Audit Committee Chair	4,000
Compensation Committee Chair	4,000
Adams Golf Annual Product Allowance (4)	1,000

(1)	Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a quarterly director fee of $5,000.

(2)
Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives $1,000 per meeting attended in person or by telephone. We reimburse our directors for travel and lodging expenses that they incur in connection with their attendance of directors’ meetings and meetings of stockholders of the Company.

(3)
Each non-employee director serving as chairperson of any committee of the Board receives an additional $1,000 per quarter provided such person serves in such capacity for at least one month during that quarter.

(4)	Our non-employee directors are also entitled to receive, at no charge, up to $1,000 of Adams Golf products annually for promotional purposes.

Actual Fiscal 2006 Director Compensation

The following table shows the compensation paid to our non-employee directors for the 2006 fiscal year. Neither Mr. Adams nor Mr. Brewer receives fees for serving as directors of the Company. For a description of each type of compensation shown below, please see the footnotes above for the table entitled Compensation Arrangements for 2006.

Director Compensation for Fiscal 2006
Name	Fees Earned or Paid In Cash	Option Awards		Other		Total Compensation
B.H. (Barney) Adams	—	—		$421,698	(1)	$421,698
Paul F. Brown Jr.	$25,000	—		2,347	(2)	27,347
Russell L. Fleischer	27,000	$43,445	(3)	108	(2)	70,553
Mark R. Mulvoy	25,000	—		2,332	(2)	27,332
Stephen R. Patchin	29,000	—		—		29,000
Robert D. Rogers	27,000	—		—		27,000

(1)
Includes $254,400 in salary, $120,000 in bonus pay, $23,892 in automobile expenses, $7,231 in group term life insurance premiums, $8,568 for health and welfare benefits, $1,489 of non-reimbursed business expenses and $6,117 of 401k company matching contributions.

(2)	Represents reimbursement of travel expenses related to meeting attendance.

(3)
Our directors are entitled to participate in our 2002 Equity Incentive Plan. At the February 9, 2006 Board Meeting, our Board of Directors approved a one-time grant of 50,000 shares of our common stock to Mr. Fleischer at an exercise price per share of $1.18. These options vest in four equal installments beginning on the first anniversary of the grant date and continuing on three successive anniversaries thereafter. The method used to determine the option award value is the Black Scholes valuation method. The options have a ten-year term expiring February 9, 2016.

Although Mr. Adams is not an executive officer of Adams Golf, he is compensated for services he provides both as Chairman of the Board and as an employee of Adams Golf pursuant to an employment agreement entered into on February 16, 2006. Mr. Adams is the founder of Adams Golf and its former Chief Executive Officer, and continues to participate in certain aspects of Adams Golf’s business and operations in addition to his service as Chairman of the Board. Mr. Adams has been Chairman of the Board of Adams Golf since its inception. Accordingly, the Compensation Committee and the Board of Directors, excluding Mr. Adams, agreed that Mr. Adams should be compensated in a different manner from that of the other non-executive directors of the company.

The term of Mr. Adams’ employment agreement began on January 1, 2006 and continues until December 31, 2008, unless earlier terminated. Mr. Adams receives an annual base salary of $254,400 during the term of the agreement. Mr. Adams serves as our non-executive Chairman of the Board of Directors pursuant to the agreement and performs such duties as would be reasonably expected of a non-executive Chairman of the Board of Directors of a similarly-sized corporation.

The agreement may be terminated without cause by us (a "termination without cause") at anytime, by Mr. Adams (a "termination without good reason") upon delivery of 60 days written notice, or by the mutual agreement of Mr. Adams and us. We can terminate "for cause" if Mr. Adams (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Adams can terminate "for good reason" upon delivery of 30 days written notice if we (a) materially breach any provision or fail to perform any covenant of the agreement without curing such breach or failure to perform within 30 days of written notice of the breach or failure to perform; (b) substantially reduce Mr. Adams' title, position, reporting requirements, responsibilities or duties, which shall not be remedied within 30 days notice from Mr. Adams; (c) reduce Mr. Adams' base compensation; (d) fail to obtain a written agreement from any successor to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; or (e) deliver to Mr. Adams written notice of our approval for Mr. Adams to tender his resignation with good reason.

In the event that either we terminate the employment agreement without cause or Mr. Adams terminates for good reason, then Mr. Adams will be entitled to receive his annual base salary for a period of one year after such termination plus any accrued but unpaid base salary as of the date of such termination.

The Compensation Committee determined that Mr. Adams’ compensation was not only consistent with the compensation philosophy and objectives of Adams Golf but comparable to companies with similar revenues in similar industries. Adams Golf engaged the services of a compensation consultant to analyze the compensation practices for similar non-executive chairpersons and presented such analysis to the Compensation Committee prior to finalizing the terms of Mr. Adams’ compensation. Although Mr. Adams’ compensation is subject to the terms of his agreement, the Compensation Committee may periodically review the terms of his compensation arrangements to confirm that it continues to be consistent with Adams Golf’s compensation philosophy and objectives, and comparable to current compensation for non-executive chairpersons within Adams Golf’s industry.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Barney Adams, the Company’s Chairman of the Board.

Executive Benefits and Payments Upon Separation	For Cause Termi-nation on 12/31/06		Resig-nation Without Good Reason on 12/31/06		Without Cause Termi-nation on 12/31/06		Involuntary For Good Reason Termi-nation (Change-in- Control) on 12/31/06		Disability on 12/31/06		Death on 12/31/06
Compensation:
Base Salary	—	(1)	—	(1)	$254,400	(1)	$254,400	(1)	$254,400	(2)	$254,400	(1)
Expenses	—	(3)	—	(3)	—	(3)	—	(3)	—		—	(3)
Performance Bonus	—		—		—		—		—		—
Benefits & Perquisites:
Health and Welfare Plans	—		—		17,769	(4)	17,769	(4)	—		—
Life Insurance Benefits	—		—		7,232	(5)	7,232	(5)	—		—

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Adams

(2)	Reflects the total amount to be paid to Mr. Adams including disability payments.

(3)	An additional sum equal to accrued but unpaid business expenses would also be payable to Mr. Adams

(4)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Adams under the Company’s health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Adams.

STOCK OWNERSHIP
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows, as of March 31, 2007, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director and nominee for director; (3) each Officer set forth in the Summary Compensation Table on page 28; and (4) all directors and executive officers as a group.  The address of each executive officer and director is c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas 75074.

	Amount and Nature of Common Stock Beneficially Owned (1)
Name of Beneficial Owners	Shares Owned as of March 31, 2007		Shares Subject to Options Which Are or Will Become Exercisable Prior to May 31, 2007	Total Beneficial Ownership	Percent of Class (3)
Beneficial Owners of 5% or
More of Our Common Stock
Royal Holding Company, Inc	6,374,511	(4)	0	6,374,511	26.6%
Richard L. Scott	1,875,909	(5)	0	1,875,909	7.9%
Roland E. Casati	1,838,600	(6)	0	1,838,600	7.7%
MicroCapital LLC	1,423,000	(7)	0	1,423,000	6.0%
SJ Strategic Investments LLC	1,210,500	(8)	0	1,210,500	5.1%
Directors and Named Executive Officers
B.H. (Barney) Adams	2,471,913	(9)	0	2,471,913	10.3%
Paul F. Brown, Jr.	6,384,511	(10)	50,000	6,434,511	26.8%
Russell L. Fleischer	0		12,500	12,500	*
Mark R. Mulvoy	1,000		50,000	51,000	*
Stephen R. Patchin	6,374,511	(11)	50,000	6,424,511	26.8%
Robert D. Rogers	5,000	(12)	37,500	42,500	*
Oliver G. (Chip) Brewer III	313,772		2,683,756	2,997,528	11.3%
Eric T. Logan	36,873		137,500	174,373	*
All Directors and Named Executive Officers
as a Group (8 persons)	9,213,069		3,021,256	12,234,325	45.3%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)
Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Applicable percentage of ownership is based on 24,008,606 voting shares of common stock outstanding on March 31, 2007.

(4)	The address for Royal Holding Company, Inc. is 300 Delaware Avenue, Suite 306, Wilmington, Delaware 19801.

(5)	The address for Mr. Scott is 700 11th Street S., Suite 101, Naples, FL 34102

(6)	The address for Mr. Casati is Continental Offices, Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018.

(7)	The address for MicroCapital LLC is 201 Post Street, Suite 1001, San Francisco, CA 94108.

(8)	The address for Strategic Investments LLC is 340 Edgemont Avenue, Suite 200, Bristol, TN 37620

(9)	Includes 2,471,913 shares Mr. Adams holds jointly with Jackie Adams, his spouse.

(10)
Represents (a) 10,000 shares Mr. Brown holds jointly with Diane L. Brown, his spouse; and (b) 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc.  Mr. Brown is the Chief Financial Officer and Vice President-Finance of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock. Mr. Brown disclaims beneficial ownership of the shares of common stock held by Royal Holding Company, Inc.

(11)
Represents 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc.  Mr. Patchin is the Chief Executive Officer and President of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock.  Mr. Patchin disclaims beneficial ownership of the shares of common stock held by Royal Holding Company, Inc.

(12)	Represents shares of common stock held by a trust for which Mr. Rogers has sole voting and dispositive power over the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

 Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Adams Golf’s common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports.  Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2006.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KBA Group LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for fiscal year 2007. The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of KBA Group as independent registered public accounting firm (auditors) for fiscal year 2007.

KBA Group has been our independent auditors since 2005, and no relationship exists, other than the usual relationship between auditor and client. Representatives of KBA Group will be available to respond to questions at the Annual Meeting of Stockholders.

Audit and Non-Audit Fees

Service Provided	Fiscal 2006		Fiscal 2005
Audit Fees (1)
Annual Audit	$80,955		$98,255

Audit Related Fees
Certification of Prior Year’s Audit	27,800	(2)	20,000
Total Fees	$108,755		$118,255

(1)
Audit fees consisted of audit work performed in the preparation of the financial statements and in the assessment of internal controls over financial reporting, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Audit related fees consisted of fees paid to KPMG, our former certified independent public accountants for professional services rendered for the audit of our consolidated financial statements included in our 2005 Annual Report.

The Company’s Board of Directors recommends that you vote “FOR” Proposal No. 2.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied to the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also had considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the result of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee has selected KBA Group LLP as the Company’s independent registered public accounting firm for fiscal 2007.

Submitted by:

Russell L. Fleischer
Robert D. Rogers

Members of the Audit Committee

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements.  With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf c/o Adams Golf, Ltd. at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the Annual Meeting;

•	the names and addresses of the supporting stockholders;

•	the class and number of shares of our stock that are beneficially owned by such persons; and

•	any material interest of such persons in the matter presented.

The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

Stockholder Nomination Procedures

A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

•	the name, age, business and residence address of the person intended to be nominated;

•
a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

•	a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

•	any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, as amended; and

•	the nominee’s written consent to serve, if elected.

Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph.  We currently plan to hold our annual meetings on the third Wednesday in May of each year.  Accordingly, our 2008 Annual Meeting of Stockholders is currently scheduled for May 21, 2008 but we reserve the right to change the date in the future.  Copies of our By-laws are available upon written request made to the secretary of Adams Golf at the above address.  The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf’s proxy materials for a meeting of stockholders.  The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our By-laws.

Communications with Directors

Our stockholders may communicate directly with members of our Board of Directors. For direct communication with any member of Adams Golf’s Board, please send your communication in a sealed envelope addressed to the applicable director inside of another envelope addressed to Ms. Patty Walsh, Director, Investor Relations, c/o Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074. Ms. Walsh will forward such communication to the indicated director.

2801 E. Plano Parkway
Plano, Texas 75074
(972) 673-9000

Directions to Adams Golf’s Annual Meeting of Stockholders

From DFW Airport:  Proceed to North exit from terminal.  After the tollbooth, stay left to enter Hwy. 121 North.  Stay right on Hwy. 121 for a short distance to Hwy. 635 East exit.  Follow Hwy. 635 east to Hwy. I-75 North.  Follow I-75 north approximately six miles to the Plano Parkway exit.  Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of E. Plano Parkway.

 From Love Field:  Exit Love Field and turn left on Mockingbird Lane.  Proceed to North Dallas Tollway, go left (north) to the Hwy. 635 exit.  Follow Hwy. 635 east to Hwy. I-75 North.   Follow I-75 north approximately six miles to the Plano Parkway exit.  Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection.  Our offices are located on the left (north) side of E. Plano Parkway.

Annual Report

The 2006 Annual Report accompanies this Proxy Statement. We will provide without charge upon written request, to any person receiving a copy of this proxy statement, a copy of Adams Golf’s 2006 Form 10-K annual report, including the audited consolidated financial statements and the financial statement schedules thereto. These requests should be addressed to Ms. Patty Walsh, Director, Investor Relations, c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas 75074 (972-673-9000).

We are delivering one copy of this Proxy Statement and the accompanying Annual Report to households even when multiple stockholders share the same address unless we have received instructions to the contrary from one of these stockholders.  Upon a written or verbal request from a stockholder at a shared address, we will deliver a separate copy of this proxy statement and Annual Report, including the audited consolidated financial statements and the financial statement schedules thereto, and will deliver separate copies of any future Proxy Statement or Annual Report if desired.  Such a request may be made by contacting Ms. Patty Walsh, Director, Investor Relations, c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, TX 75074 (972-673-9000).

▼ DETACH PROXY CARD HERE ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

[X] Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote "FOR" items 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.

1. Election of Directors

FOR all of the nominees listed below ☐ WITHHOLD AUTHORITY to vote for all nominees listed below ☐ *EXCEPTIONS ☐

Nominees: B.H. (Barney) Adams, Paul F. Brown Jr. and Mark R. Mulvoy (Class III directors to serve until the 2010 Annual Meeting)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____

	FOR	AGAINST	ABSTAIN
2. Directors' Proposal – Ratify the appointment of KBA Group LLP as the Company's Independent Auditors for 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

I have included comments, or have included a change of address. ☐

I plan to attend the Annual Meeting. ☐

I do not wish to receive an Annual Report for this account, at this address. ☐

SCAN LINE

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Date ______ Share Owner sign here ______ Co-Owner sign here ______

ADAMS GOLF, INC.

PROXY/ VOTING INSTRUCTION CARD
This Proxy is solicited on behalf of the Board of Directors of Adams Golf, Inc.
for the Annual Meeting of Stockholders on May 15, 2007

The undersigned appoints Oliver G. Brewer III and Eric T. Logan, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Adams Golf, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2007, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.

Comments: ______________________________
____
____
____

If you have written in the above space, please mark the comments notification box on the reverse side.

ADAMS GOLF, INC.
P.O. BOX 11207
NEW YORK, N.Y. 10203-0207

(Continued and to be signed and dated on the reverse side.)